Exhibit 99.1

Intercontinental Exchange Completes Sale of Optimal Blue

and Empower LOS Businesses to Constellation Software Inc.

ATLANTA & NEW YORK & JACKSONVILLE, Fla., – September 15, 2023 – Intercontinental Exchange, Inc. (NYSE: ICE), a leading global provider of data, technology, and market infrastructure, today announced that, in connection with its acquisition of Black Knight, it has completed the sale of Black Knight’s Optimal Blue and Empower loan origination system (LOS) businesses to subsidiaries of Constellation Software Inc. (TSX: CSU).

As previously announced, the divestitures of the Black Knight assets helped to secure regulatory clearance from the U.S. Federal Trade Commission (FTC) for ICE’s acquisition of Black Knight. The terms of ICE’s agreement with the FTC required the sale of those assets within 20 days of the close of the Black Knight acquisition, which occurred on September 5.

ICE plans to hold a conference call with investors to discuss its go-forward plans for ICE Mortgage Technology on September 28 at 8:30 a.m. ET. A live audio webcast of the conference call will be available on the company’s website at www.ice.com in the investor relations section. Participants may also listen via telephone by dialing 833-470-1428 from the United States or 929-526-1599 from outside of the United States. Telephone participants are required to provide the participant entry number 800389 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company’s website for replay.

About Intercontinental Exchange

Intercontinental Exchange, Inc. (NYSE: ICE) is a Fortune 500 company that designs, builds and operates digital networks to connect people to opportunity. We provide financial technology and data services across major asset classes that offer our customers access to mission-critical workflow tools that increase transparency and operational efficiencies. We operate exchanges, including the New York Stock Exchange, and clearing houses that help people invest, raise capital and manage risk across multiple asset classes. Our comprehensive fixed income data services and execution capabilities provide information, analytics and platforms that help our customers capitalize on opportunities and operate more efficiently. At ICE Mortgage Technology, we are transforming and digitizing the U.S. residential mortgage process, from consumer engagement through loan registration. Together, we transform, streamline and automate industries to connect our customers to opportunity.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located here. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Category: Mortgage Technology

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Media Contact:

Josh King

josh.king@ice.com

(212) 656-2490

Damon Leavell

damon.leavell@ice.com

(212) 323-8587

media@ice.com

ICE Investor Contact:

Katia Gonzalez

katia.gonzalez@ice.com

(678) 981-3882

investors@ice.com